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Exhibit 1.2

HYDRO-QUÉBEC

Medium-Term Notes
Due Nine Months or More from Date of Issue

Guaranteed unconditionally as to
principal, premium and interest by

QUÉBEC

DISTRIBUTION AGREEMENT

New York, New York
June 2, 2004

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse First Boston LLC
CIBC World Markets Corp.
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Putnam Lovell NBF Securities Inc.
RBC Capital Markets Corporation
Scotia Capital (USA) Inc.

Ladies and Gentlemen:

        Hydro-Québec, a body corporate duly incorporated and validly existing under the Hydro-Québec Act, and Québec confirm their agreement with you as Agents with respect to the issue and sale by Hydro-Québec of its Medium-Term Notes Due Nine Months or More from Date of Issue registered under the Registration Statement referred to in the third paragraph of the introduction to this Agreement (the "Notes"), bearing the guarantee (the "Guarantee") of Québec (the "Guarantor"). The Notes are to be issued under the fiscal agency agreement dated as of June 2, 2004 (the "Fiscal Agency Agreement", which term whenever used herein shall mean said fiscal agency agreement as the same shall have been amended from time to time) among Hydro-Québec, the Guarantor, and BNY Trust Company of Canada, as fiscal agent (the "Fiscal Agent", which term shall, unless the context otherwise requires, include its successors and assigns). The Notes shall have the terms described in the Prospectus referred to in the third paragraph of the introduction to this Agreement as it may be amended or supplemented from time to time, including any supplement to the Prospectus that sets forth only the terms of a particular issue of the Notes (a "Pricing Supplement"). Notes will be issued, and the terms thereof established, from time to time by Hydro-Québec in accordance with the Fiscal Agency Agreement and the Procedures (as defined in Section 2(c) hereof).

        Subject to the terms and conditions stated herein, Hydro-Québec hereby (i) appoints Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston LLC, CIBC World Markets Corp., Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Putnam Lovell NBF Securities Inc., RBC Capital Markets Corporation and Scotia Capital (USA) Inc. (each individually being an "Agent" and sometimes collectively referred to herein as the "Agents") as its Agents for the purpose of soliciting purchases of the Notes by others from Hydro-Québec, it being understood that additional Agents may be added from time to time by Hydro-Québec in its sole discretion, provided such Agents sign and deliver a counterpart of this Agreement, a notice of which will be provided to the then existing Agents, and (ii) agrees that whenever Hydro-Québec determines to sell Notes directly to any Agent as principal for resale to others, it will enter into a Terms Agreement relating to such sale in accordance with the provisions of Section 2(b) hereof. Hydro-Québec reserves the right from time to time to accept a specific offer to purchase Notes solicited by, and made by or through, a dealer other than the Agents (each, an "Other Dealer"), without obtaining the prior consent of any of the Agents, provided that any Other Dealer shall agree to be bound by and subject to the terms and conditions of this Agreement binding on the Agents (including the commission schedule set forth on Annex A). Any such appointment of an Other Dealer may be limited in duration or restricted to a particular trade or trades, in Hydro-Québec's sole discretion. Any Other Dealer so appointed shall be deemed, with respect to such appointment, to be an Agent for all purposes of this Agreement. In addition, Hydro-Québec may sell the Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so. No commission will be payable to the Agents on Notes sold directly by Hydro-Québec.

        Hydro-Québec and the Guarantor have filed with the Securities and Exchange Commission (the "SEC") Registration Statements Nos. 33-76074 and 333-112298 relating to the debt securities of Hydro-Québec and the guarantee thereof by the Guarantor, including the Notes and the Guarantee, under the Securities Act of 1933, as amended (the "Securities Act"). Such registration statements have been declared effective by the SEC. Registration Statements Nos. 33-76074 and 333-112298 and any other registration statement filed with respect to the Notes and any registration statement containing a prospectus used to offer the Notes, in each case as amended and including the exhibits thereto, are hereinafter referred to as the "Registration Statement". As is permitted by Rule 429 under the Securities Act, the prospectus contained in any subsequent registration statement may include the debt securities registered thereby and certain debt securities previously registered by Hydro-Québec. The most recent prospectus included in the Registration Statement, as supplemented with respect to the Notes and as further supplemented with respect to the terms of the distribution of the Notes, is hereinafter referred to as the "Prospectus". Any reference herein to the Registration Statement or the Prospectus shall be deemed to refer to and include the documents filed by Hydro-Québec or the Guarantor under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and incorporated by reference therein upon reliance on interpretative letters from the Division of Corporate Finance of the SEC, dated May 28, 1987 and November 30, 1987; and any reference herein to "amend", "amendment" or "supplement" with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include the filing by Hydro-Québec or the Guarantor of any document incorporated therein by reference.

SECTION 1.    Representations and Warranties.

        Hydro-Québec and the Guarantor, each for its own part, represents and warrants to the Agents as of the date hereof, as of the Closing Time and as of the date of each delivery of Notes, whether to an Agent or Other Dealer as principal or through an Agent or Other Dealer as agent (the date of each such delivery to an Agent or Other Dealer as principal being a "Settlement Date"), and as of the times referred to in Sections 6(a) and 6(b) hereof (in each case, a "Representation Date"), as follows:

          (a)   Hydro-Québec is a corporation created in 1944 by an Act of the Parliament of Québec and has full power, authority and legal right to execute and deliver this Agreement and to authorize and issue the Notes as contemplated herein;

          (b)   Each part of the Registration Statement, when such part became effective, conformed in all respects to the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC (the "Rules and Regulations") and did not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and on each Representation Date, the Registration Statement and Prospectus conform or will conform in all respects to the requirements of the Securities Act, the Exchange Act and the Rules and Regulations and neither of such documents include or will include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that the foregoing does not apply to statements in or omissions from either of such documents based upon written information, if any, furnished to Hydro-Québec or to the Guarantor by the Agents, specifically for use therein;

          (c)   The Notes have been duly authorized and, when executed, issued and delivered outside Québec and in accordance with the Orders in Council of the Gouvernement du Québec and the By-laws of Hydro-Québec applicable thereto, will have been duly executed, issued and delivered in accordance with the laws of Québec, and such Notes and this Agreement and the Fiscal Agency Agreement, following their execution and delivery, and the covenants therein contained will each constitute valid, binding, unsecured and unconditional obligations of Hydro-Québec enforceable against Hydro-Québec, in accordance with their respective terms, subject to the qualifications set forth in Section 5(a)(1)(ii) and Section 5(a)(1)(viii);

          (d)   The Notes will rank equally among themselves and with the other debt securities issued by Hydro-Québec and outstanding on such Representation Date or thereafter;

          (e)   The Guarantee has been duly authorized and, when the Guarantee is endorsed in accordance with the Orders in Council and Ministerial Orders of the Gouvernement du Québec applicable thereto on any Notes issued and delivered outside Québec, such Guarantee will have been duly executed in accordance with the laws of Québec, such Guarantee will constitute a valid, binding and unconditional obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to the qualifications set forth in Section 1(c), the full faith and credit of the Guarantor will be pledged for the payment of the principal of, premium, if any, and interest on the Notes and for the performance of the Guarantee, and all funds required to give effect to the Guarantee will be taken out of the Consolidated Revenue Fund of Québec;

          (f)    The purchase and sale of any Notes in accordance with the provisions hereof and of any Terms Agreement are not prohibited by any statute, order, rule or regulation promulgated by any legislative, executive or regulatory body or authority of Canada, the United States of America, Québec or the State of New York;

          (g)   Subsequent to the date of the most recent consolidated financial statements included or incorporated by reference in the Prospectus, there has been no material adverse change, or any development involving a prospective material adverse change, in or affecting particularly the business or properties of Hydro-Québec and its subsidiaries, when considered as a whole, except as set forth or contemplated in the Prospectus;

          (h)   Subsequent to the date of the most recent consolidated financial statements included or incorporated by reference in the Prospectus, there has been no material adverse change, or any development involving a prospective material adverse change, in the financial condition of the Guarantor, except as set forth or contemplated in the Prospectus;

          (i)    Hydro-Québec is not in default under the provisions of any agreement or of any instrument evidencing or relating to any outstanding material indebtedness for borrowed money, direct or contingent, of Hydro-Québec and the execution, delivery and performance by Hydro-Québec of its obligations under this Agreement, the Fiscal Agency Agreement and the Notes will not conflict with, or result in any breach of, any term, condition or provision of, or constitute a default under, any applicable law or any agreement or instrument to which Hydro-Québec is a party or by which it is bound;

          (j)    The Guarantor is not in default under the provisions of any agreement or of any instrument evidencing or relating to any outstanding material indebtedness for borrowed money, direct or contingent, of the Guarantor; and neither the execution, delivery and performance by the Guarantor of this Agreement or the Fiscal Agency Agreement, nor the compliance with the terms and provisions of the Guarantee, will conflict with, or result in any breach of, any term, condition or provision of, or constitute a default under, any applicable law or any agreement or instrument to which the Guarantor is a party or by which it is bound; and

          (k)   Any certificate signed by any authorized representative of Hydro-Québec or the Guarantor and delivered to the Agents or to counsel for the Agents in connection with an offering of Notes shall be deemed a representation and warranty by Hydro-Québec and the Guarantor, each for its own part, to the Agents as to the matters covered thereby.

SECTION 2.    Solicitations as Agents; Purchases as Principal.

          (a)   Solicitations as Agents.    On the basis of the representations and warranties herein contained, but subject to the terms and conditions herein set forth, each Agent agrees, as agent of Hydro-Québec, to use its reasonable best efforts to solicit offers to purchase the Notes upon the terms and conditions set forth in the Prospectus and at a purchase price agreed to between Hydro-Québec and the purchaser.

          Each Agent shall communicate to Hydro-Québec, orally or in writing, each reasonable offer to purchase Notes received by such Agent. Hydro-Québec shall have the sole right to accept offers to purchase the Notes and may reject any such offer in whole or in part. Each Agent shall have the right, in its discretion reasonably exercised, to reject any offer to purchase the Notes received by such Agent in whole or in part, and any such rejection shall not be deemed a breach of such Agent's agreement contained herein.

          Hydro-Québec agrees to pay to the relevant Agent a commission equal to a percentage of the principal amount of each Note sold by Hydro-Québec as a result of a solicitation made by such Agent (the "Presenting Agent"), as agreed between Hydro-Québec and the Presenting Agent but which shall not exceed the applicable percentage as set forth in Annex A hereto.

          Hydro-Québec reserves the right, in its sole discretion, to suspend solicitation of purchases of the Notes commencing at any time for any period of time or permanently for any reason whatsoever. The Guarantor reserves the right, in its sole discretion, to suspend solicitation of purchases of the Notes commencing at any time for any period of time or permanently if any of the events described in Appendix B of the Procedures, as defined below, occur. Upon receipt of instructions from Hydro-Québec or the Guarantor, as the case may be, each Agent will forthwith suspend solicitation of purchases of Notes from Hydro-Québec until such time as Hydro-Québec or the Guarantor, as the case may be, has advised the Agents that such solicitation may be resumed.

          (b)   Purchases as Principal.    Each Agent may purchase Notes from Hydro-Québec as principal. Each sale of Notes to an Agent as principal shall be made in accordance with the terms of this Agreement and a separate agreement which will provide for the sale of such Notes to, and the purchase and reoffering thereof by, such Agent. Each such separate agreement (which may be an oral agreement, promptly confirmed in writing by facsimile transmission or otherwise between the relevant Agent and Hydro-Québec) is herein referred to as a "Terms Agreement". Unless the context otherwise requires, each reference contained herein to "this Agreement" shall be deemed to include any applicable Terms Agreement between Hydro-Québec and an Agent. Each such Terms Agreement, whether oral or in writing, shall be with respect to such information (as applicable) as is specified in Annex B hereto. A commitment by any Agent to purchase Notes pursuant to any Terms Agreement shall be deemed to have been made on the basis of the representations and warranties of Hydro-Québec and the Guarantor herein contained and shall be subject to the terms and conditions herein set forth. The Guarantor hereby unconditionally and irrevocably binds itself, upon the execution of a Terms Agreement by Hydro-Québec, to the terms and conditions of such Agreement.

          Notes sold to an Agent shall be purchased by such Agent at a percentage of the aggregate principal amount thereof specified in the Terms Agreement less a percentage equal to the commission specified in the Terms Agreement.

          (c)   Procedures.    Administrative procedures respecting the sale of Notes shall be agreed upon from time to time by the Agents, Hydro-Québec and the Fiscal Agent (the "Procedures"). The Agents and Hydro-Québec agree to perform the respective duties and obligations specifically provided to be performed by each of them in the Procedures.

SECTION 3.    Covenants of Hydro-Québec and the Guarantor.

        Hydro-Québec and the Guarantor, each for its own part, covenants with the Agents as follows:

          (a)   If at any time when the Prospectus is required by the Securities Act to be delivered in connection with sales of the Notes any event shall occur or condition exist as a result of which it is necessary, in the reasonable opinion of counsel for the Agents or counsel for Hydro-Québec and the Guarantor, to further amend or supplement the Prospectus in order that the Prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the reasonable opinion of any such counsel, at any such time to amend or supplement the Registration Statement or the Prospectus in order to comply with the requirements of the Securities Act or the Rules and Regulations, immediate notice shall be given, and confirmed in writing, to the Agents to cease the solicitation of offers to purchase the Notes and to cease sales of any Notes the Agents may then own as principal, and Hydro-Québec and the Guarantor will promptly prepare and file with the SEC such amendment or supplement as may be necessary to correct such untrue statement or omission or to make the Registration Statement comply with such requirements.

          (b)   Hydro-Québec and the Guarantor will advise the Agents promptly of any proposal to amend or supplement the Registration Statement or the Prospectus, and will not effect such amendment or supplementation without the consent of the Agents, which consent shall not be unreasonably withheld; Hydro-Québec and the Guarantor will also advise the Agents promptly of the institution by the SEC of any stop order proceedings in respect of the Registration Statement or any part thereof, and will use their best efforts to prevent the issuance of any such stop order and to obtain as soon as possible its lifting, if issued.

          (c)   As soon as practicable after publication thereof following the close of their respective fiscal years, Hydro-Québec will make generally available to its noteholders a consolidated statement of its operations and the Guarantor will make generally available to Hydro-Québec's noteholders a consolidated statement of its revenues and expenditures which shall satisfy the provisions of Section 11(a) of the Securities Act.

          (d)   Hydro-Québec will deliver to the Agents as many signed and conformed copies of each registration statement constituting the Registration Statement (as originally filed) and of each amendment thereto (including exhibits filed therewith and documents incorporated by reference therein) as the Agents may reasonably request. Hydro-Québec will furnish to the Agents as many copies of the Prospectus (as amended or supplemented) as the Agents shall reasonably request so long as the Agents are required to deliver a Prospectus in connection with sales or solicitations of offers to purchase the Notes.

          (e)   Hydro-Québec and the Guarantor will furnish such information and execute such instruments as may be required to qualify the Notes for sale and determine their eligibility for investment under the laws of such jurisdictions in the United States of America as the Agents designate and will continue such qualifications in effect so long as required for their distribution, provided that neither Hydro-Québec nor the Guarantor need submit to any requirements that it reasonably deems unduly burdensome.

          (f)    So long as any of the Notes are outstanding, Hydro-Québec will post on the Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR, through the SEC's website (http://www.sec.gov) as soon as practicable after publication thereof following the end of each fiscal year, a consolidated balance sheet and, as soon as practicable after publication thereof following the end of each fiscal year and each interim fiscal period therein, consolidated statements of operations, retained earnings and cash flows of Hydro-Québec as at the end of and for such fiscal year or interim fiscal period, as the case may be, all in reasonable detail and, in the case of such financial information provided after the end of each fiscal year, reported upon by independent chartered accountants; and the Guarantor will similarly post on EDGAR through the SEC's website (http://www.sec.gov) as soon as practicable after publication thereof, its annual consolidated statement of revenues and expenditures. Upon request from the Agents, Hydro-Québec and the Guarantor will furnish hard copies or electronic recordings (CDs) of such documents.

          (g)   Between the date of any Terms Agreement and the Settlement Date with respect to such Terms Agreement, Hydro-Québec will not, without the prior consent of the Agents, offer or sell, or enter into any agreement to sell in the United States, any of its debt securities registered with the SEC having a maturity of nine months or more (other than the Notes), except as may otherwise be provided in any such Terms Agreement.

          (h)   The maximum aggregate initial offering price of Medium-Term Notes of Hydro-Québec outstanding at any one time shall not exceed US$3,000,000,000 or the equivalent thereof in other currencies. This amount of Medium-Term Notes includes up to US$2,000,000,000 of debt securities that Hydro-Québec has registered under the Registration Statement for offer and sale in the United States. Such amounts may be increased in the future if Hydro-Québec determines that it may wish to sell additional notes.

          (i)    The documents required to be delivered at the Closing Time (as defined below) by Section 5 hereof shall be delivered at the office of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, 10004, on June 2, 2004, or at such other time and place as the Agents and Hydro-Québec may agree upon in writing (the "Closing Time").

SECTION 4.    Payment of Expenses.

        Hydro-Québec will pay the following expenses incident to the performance of its obligations under this Agreement: (i) the preparation and filing of the Registration Statement and all amendments thereto; (ii) the preparation, issuance and delivery of the Notes; (iii) the fees and disbursements of the Fiscal Agent; (iv) the qualification of the Notes under securities laws in accordance with the provisions of Section 3(e), including filing fees and the reasonable fees and disbursements of counsel for the Agents in connection therewith and in connection with the preparation of any Blue Sky Survey and any Legal Investment Survey; (v) the printing and delivery to the Agents in quantities as hereinabove stated of copies of the Registration Statement and all amendments thereto, and of the Prospectus and any amendments or supplements thereto; (vi) the printing and delivery to the Agents of copies of the Fiscal Agency Agreement, the Calculation Agency Agreement (as defined below) and any Blue Sky Survey and any Legal Investment Survey; and (vii) any fees charged by rating agencies for the rating of the Notes.

        Hydro-Québec shall also reimburse the Agents for the reasonable fees and disbursements of U.S. and Canadian counsel for the Agents and other out-of-pocket expenses incurred with the approval of Hydro-Québec.

SECTION 5.    Conditions to the Obligations of the Agents.

        The obligations of the Agents to solicit offers to purchase the Notes as agents of Hydro-Québec and the obligations of any Agent to purchase Notes pursuant to any Terms Agreement will be subject to the accuracy of the representations and warranties on the part of Hydro-Québec and the Guarantor herein, to the accuracy of the statements of authorized representatives of Hydro-Québec and the Guarantor made in any certificate furnished pursuant to the provisions hereof, to the performance and observance by Hydro-Québec and the Guarantor of all covenants and agreements herein contained on their respective parts to be performed and observed and to the following additional conditions precedent:

          (a)   At Closing Time, the Agents, and, in the case of the opinions referred to in Sections 5(a)(2) and 5(a)(3), at each Settlement Date with respect to any applicable Terms Agreement, if called for by such Terms Agreement, the relevant Agent shall have received:

            (1)   The opinion, dated as of such date, of Bélanger Sauvé, counsel to Hydro-Québec and the Guarantor or other counsel satisfactory to the Agents, in form and substance satisfactory to the Agents and the Agents' counsel, to the effect that:

                (i)  Hydro-Québec is a duly constituted and existing corporation under the laws of Québec, with power to possess its properties and conduct its business as described in the Prospectus;

               (ii)  The Notes have been duly authorized; and, under the applicable laws of Québec in effect at the Closing Time or Settlement Date, as the case may be, the Notes, when executed, issued, authenticated and delivered outside Québec and in accordance with the By-laws of Hydro-Québec and the Orders in Council of the Gouvernement du Québec applicable thereto in effect on such date, will have been duly executed, issued and delivered in accordance with the laws of Québec in effect on such date, and such Notes and this Agreement and the Fiscal Agency Agreement, and the covenants therein contained will constitute valid, binding, unsecured and unconditional obligations of Hydro-Québec enforceable against Hydro-Québec in accordance with their terms, subject to the qualifications set forth in Section 5(a)(1)(viii), and subject furthermore to the provisions of Book Ten, Title Four of the Civil Code of Québec whereby, in recognizing and enforcing a decision rendered by a court outside Québec for a sum of money expressed in foreign currency, a Québec court will convert that sum of money into Canadian currency at the rate of exchange prevailing on the day such decision became enforceable at the place where it was rendered and whereby, in the cases listed below, a decision rendered by a court outside Québec would not be recognized and, where applicable, declared enforceable by a Québec court:

                1.     the court rendering the decision had no jurisdiction under the provisions of the Civil Code of Québec,

                2.     the decision is not final or enforceable at the place where it was rendered, is in contravention of fundamental principles of procedure, or is manifestly inconsistent with public order as understood in international relations,

                3.     a decision on the same matter either (i) is pending before or has been rendered by a Québec court or (ii) has been rendered by a foreign tribunal and is recognizable in Québec,

                4.     the decision enforces obligations resulting from taxation laws of a foreign country which does not itself recognize and enforce taxation obligations resulting from Québec law, or

                5.     the decision is rendered by default and the act of procedure initiating the proceedings was not duly served on the defaulting party.

              (iii)  The Notes will rank equally among themselves and with the other debt securities issued by Hydro-Québec and outstanding on such date;

              (iv)  The Guarantee has been duly authorized; and under the applicable laws of Québec in effect on the Closing Time or Settlement Date, when the Guarantee is endorsed, in accordance with the Orders in Council and Ministerial Orders of the Gouvernement du Québec applicable thereto in effect on such date, on any Notes issued and delivered outside Québec, such Guarantee will have been duly executed in accordance with the laws of Québec in effect on such date, and such Guarantee will constitute a valid, binding and unconditional obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to the qualifications set forth and referred to in Section 5(a)(1)(ii), and the full faith and credit of the Guarantor will be pledged for the payment of the principal of and premium, if any, and interest on the Notes and for the performance of the Guarantee, and all funds required to give effect to the Guarantee will be taken out of the Consolidated Revenue Fund of Québec;

               (v)  This Agreement, the Fiscal Agency Agreement, the Calculation Agency Agreement, dated as of June 2, 2004, between Hydro-Québec and BNY Trust Company of Canada (the "Calculation Agency Agreement") and, if the opinion is being given pursuant to Section 6(c) hereof on account of Hydro-Québec having entered into a Terms Agreement, the applicable Terms Agreement, have been duly authorized, executed and delivered by Hydro-Québec in accordance with the By-laws of Hydro-Québec and the Orders in Council of the Gouvernement du Québec applicable thereto;

              (vi)  This Agreement and the Fiscal Agency Agreement have been duly authorized, executed and delivered by the Guarantor in accordance with the Orders in Council and Ministerial Orders of the Gouvernement du Québec applicable thereto;

             (vii)  All necessary action has been duly taken by or on behalf of Hydro-Québec and the Guarantor, and all necessary authorizations and approvals under the laws of Québec have been duly obtained, for the authorization, execution and delivery by each of Hydro-Québec and the Guarantor, as the case may be, of this Agreement, the Fiscal Agency Agreement, the Calculation Agency Agreement, any Terms Agreement, the Notes and the Guarantee and for the issuance and sale of the Notes pursuant to this Agreement, any Terms Agreement and the Fiscal Agency Agreement, and there are no laws of Canada applicable to any such authorization, execution, delivery, issuance, or sale, and no authorizations or approvals under the laws of Canada are necessary therefor;

            (viii)  Neither Hydro-Québec nor the Guarantor enjoys, under the laws of Québec and the laws of Canada applicable therein, a right of immunity from suit, on the ground of sovereignty or otherwise, in respect of their obligations under this Agreement, the Fiscal Agency Agreement, the Notes and the Guarantee subject to the following qualifications:

                1.     the provisions of the Hydro-Québec Act which bar extraordinary recourses (quo warranto, mandamus and evocation) and injunctions against Hydro-Québec;

                2.     the provisions of the Code of Civil Procedure of Québec which bar extraordinary recourses (quo warranto, mandamus and evocation) and provisional remedies (injunction, seizure of assets before judgment and sequestration) against the Gouvernement du Québec, and

                3.     the general immunity of the Guarantor from compensation, set-off, acquisitive prescription, attachment and execution on a judgment;

              (ix)  The English translations of the By-laws of Hydro-Québec and the Orders in Council and Ministerial Orders of the Gouvernement du Québec, authorizing the issuance and sale of the Notes and the Guarantee on the terms set forth herein and in the Terms Agreement, are exact translations and are not susceptible to any materially different interpretation with respect to any material matter therein;

               (x)  There are no withholding taxes payable under the laws of Canada or of Québec in respect of any Notes or premium, if any, or interest thereon unless all or any part of the interest or of any amount deemed by the Income Tax Act (Canada) ("Canadian Tax Act") to be interest payable on the Notes is contingent or dependent upon the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class of shares of a corporation. If any interest payable on a Note, or any amount deemed to be interest thereon, is to be calculated by reference to a criterion referred to above, such interest or amount, as the case may be, may be subject to Canadian non-resident withholding tax, subject to the following: no such withholding tax would apply if the Notes are "prescribed obligations" for these purposes. The regulations under the Canadian Tax Act provide that a prescribed obligation is a debt obligation the terms or conditions of which provide for an adjustment to the amount payable in respect of the obligation that is determined by reference to a change in the purchasing power of money and on which no amount payable, other than such an adjustment, is dependent or contingent upon or computed by reference to any of the criteria referred to above. There are no other taxes on income or capital gains payable under the laws of Canada or of Québec in respect of any Notes or premium, if any, or interest thereon by an owner who is not, nor is deemed to be, a resident of Canada and who does not use or hold, and is not deemed to use or hold, any Notes in or in the course of carrying on a business in Canada and is not an insurer carrying on an insurance business in Canada and elsewhere and is not an authorized foreign bank carrying on a bank business in Canada within the meaning of the Canadian Tax Act. There are no estate taxes or succession duties imposed by Canada or Québec in respect of any Notes or premium, if any, or interest thereon; and

              (xi)  Such counsel have no reason to believe that either the Registration Statement or the Prospectus, or any amendment or supplement thereto, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading; their opinion with respect to Canadian taxes under the captions "Description of the Securities" and "Canadian Tax Considerations" in the Prospectus is accurately described therein; the descriptions in the Registration Statement and Prospectus of statutes, legal and governmental proceedings and contracts and other documents are accurate and fairly present the information required to be shown; and such counsel do not know of any legal or governmental proceedings required to be described in the Prospectus which are not described as required, or of any contracts or documents of a character required to be described in the Registration Statement or Prospectus or to be filed as exhibits to the Registration Statement which are not described and filed as required.

    In rendering such opinion, such counsel may rely upon the opinion of Sullivan & Cromwell LLP as to matters of United States law and procedure, and upon a certificate of Hydro-Québec as to the debt securities of Hydro-Québec outstanding on the date of such opinion; and no opinion need be expressed by such counsel as to the financial statements or other financial data contained in the Registration Statement and Prospectus.

            (2)   The opinion, dated such date, of Ogilvy Renault, Canadian counsel to the Agents, with respect to the organization of Hydro-Québec, the validity of the Notes and Guarantee, the Registration Statement, the Prospectus, and other related matters as the Agents may reasonably request, and Hydro-Québec and the Guarantor shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters. In rendering such opinion, such counsel may rely upon the opinion of Sullivan & Cromwell LLP as to matters of United States law and procedure and upon a certificate of Hydro-Québec as to the debt securities of Hydro-Québec outstanding on such date; and no opinion need be expressed by such counsel as to the financial statements or other financial data contained in the Registration Statement and Prospectus.

            (3)   The opinion, dated such date, of Sullivan & Cromwell LLP, counsel for the Agents, with respect to the validity of the Notes and Guarantee, the Registration Statement, the Prospectus, and other related matters as the Agents may reasonably request, and Hydro-Québec and the Guarantor shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters. In rendering such opinion, such counsel may rely upon the opinions of counsel named in Sections 5(a)(1) and 5(a)(2) as to matters of Canadian and Québec law and procedure; and no opinion need be expressed by such counsel as to the financial statements or other financial data contained in the Registration Statement and Prospectus.

          (b)   At the Closing Time, the Agents shall have received a certificate of the Chief Financial Officer, the Corporate Treasurer, the Director, Financial Operations or the Coordinator, Documentation of Hydro-Québec, dated such date, in which such officer shall, to the best of his or her knowledge after reasonable investigation, state that the representations and warranties of Hydro-Québec in this Agreement are true and correct as of the date thereof, that Hydro-Québec has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such date, that no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are contemplated by the SEC and that, subsequent to the date of the most recent financial statements included or incorporated by reference in the Prospectus, there has been no material adverse change, or any development involving a prospective material adverse change, in or affecting particularly the business or properties of Hydro-Québec and its subsidiaries, when considered as a whole, except as set forth or contemplated in the Prospectus or as described in such certificate.

          (c)   At the Closing Time, the Agents shall have received a certificate of the Ministre des Finances (Minister of Finance), the sous-ministre des Finances (Deputy Minister of Finance), a sous-ministre associé ou adjoint des Finances (Associate or Assistant Deputy Minister of Finance) or any other authorized official at the Ministère des Finances, dated such date, in which such official shall, to the best of his or her knowledge after reasonable investigation, state that the representations and warranties of the Guarantor in this Agreement are true and correct as of the date thereof and that the Guarantor has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such date and that, subsequent to the date of the most recent financial statements included or incorporated by reference in the Prospectus, there has been no material adverse change, or any development involving a prospective material adverse change, in the financial condition of the Guarantor except as set forth or contemplated in the Prospectus or as described in such certificate.

          (d)   At the Closing Time the Agents shall have received a letter, dated the date of delivery of such letter, from Samson Bélair/Deloitte & Touche s.e.n.c.r.l. and PricewaterhouseCoopers LLP (or other regular external auditors of Hydro-Québec), each being or having been auditors for Hydro-Québec for each of the years in the five-year period ended December 31, 2003 and for periods subsequent to January 1, 2004. Such letter will confirm that they are chartered accountants and objective with respect to Hydro-Québec within the meaning of the Code of Ethics of the l'Ordre des comptables agréés du Québec, and state in effect that (i) in their opinion, the consolidated financial statements examined by them and included or incorporated by reference in the Prospectus comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published Rules and Regulations; (ii) on the basis of a reading of the minutes of Hydro-Québec, a reading of the unaudited financial statements included or incorporated by reference in the Prospectus and the latest available unaudited monthly and year-to-date quarterly consolidated financial statements, together with the corresponding unaudited monthly and year-to-date quarterly consolidated financial statements for the prior year, of Hydro-Québec and its principal subsidiaries and inquiries of officers of Hydro-Québec responsible for financial and accounting matters, nothing came to their attention that caused them to believe that (A) the unaudited consolidated year-to-date quarterly financial statements of Hydro-Québec and its subsidiaries for the periods referred to in Clause (ii) included or incorporated by reference in the Prospectus do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the applicable published Rules and Regulations or are not presented in conformity with accounting principles generally accepted in Canada applied on a basis substantially consistent with that of the audited consolidated financial statements in the Prospectus, except as disclosed in the Prospectus; (B) the unaudited financial data included or incorporated by reference in the Prospectus, as then amended or supplemented, does not agree with corresponding amounts in the latest unaudited consolidated financial statements of Hydro-Québec and its subsidiaries referred to in Clause (ii); (C) at the date of the latest available monthly unaudited, consolidated financial statements of Hydro-Québec and its principal subsidiaries read by such accountants and at a specified date not more than five days prior to the date of such letter, there was any increase in the consolidated long-term debt of Hydro-Québec or there were any decreases in consolidated fixed assets or shareholders' equity as compared with amounts shown in the latest audited consolidated balance sheet included in the Prospectus; or (D) for the periods from the date of the latest audited consolidated financial statements included in the Prospectus to the date of the latest available monthly unaudited consolidated income statement of Hydro-Québec and its subsidiaries read by such accountants and to a specified date not more than five days prior to the date of such letter, there were any decreases, as compared with the corresponding period of the previous year, in consolidated revenue or in consolidated net income, except in all cases set forth in Clauses (C) and (D) for changes or decreases which the Prospectus discloses have occurred or may occur, or which are described in such letter; and (iii) in addition to the examinations referred to in their reports included in the Prospectus and the readings and inquiries referred to in subdivision (ii) above, they have compared specified dollar amounts (or percentages derived from such dollar amounts) and other financial and statistical information contained in the Prospectus (in each case to the extent that such dollar amounts, percentages and other financial and statistical information are derived from the general accounting records of Hydro-Québec and its subsidiaries or are derived directly from such records by analysis or computation) with the results obtained from inquiries, a reading of such general accounting records and other procedures specified in such letter and have found such dollar amounts, percentages and other financial and statistical information to be in agreement with such results, except as otherwise specified in such letter.

          (e)   At the Closing Time and at each Settlement Date with respect to any applicable Terms Agreement, the purchase and sale of any Notes in accordance with the provisions hereof and of any Terms Agreement shall not be prohibited by any statute, order, rule or regulation promulgated by any legislative, executive or regulatory body or authority of Canada, the United States of America, Québec or the State of New York.

          (f)    Hydro-Québec and the Guarantor shall have furnished to the Agents, at the Closing Time, and to the relevant Agent, at each Settlement Date with respect to any applicable Terms Agreement, and to counsel for the Agents, at the Closing Time and at each Settlement Date, accurate English translations of all By-laws of Hydro-Québec and of all Orders in Council and Ministerial Orders of the Gouvernement du Québec, relating to the authorization, issuance, sale and the Guarantee, and of all documents and certificates delivered pursuant to the foregoing paragraphs of this Section 5, which pursuant to the laws of Québec were adopted, passed, enacted or drawn in the French language.

          (g)   At the Closing Time and at each Settlement Date with respect to any applicable Terms Agreement, counsel for the Agents shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Notes as herein contemplated and related proceedings, or in order to evidence the accuracy and completeness of any of the representations and warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by Hydro-Québec and the Guarantor in connection with the issuance and sale of the Notes as herein contemplated shall be satisfactory in form and substance to the Agents and the Agents' counsel.

        The obligations of any Agent to purchase Notes pursuant to any Terms Agreement will be subject to the following further conditions: (a) the rating assigned by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Securities Act) to any debt securities of Hydro-Québec or the Guarantor as of the date of the applicable Terms Agreement shall not have been lowered since that date nor shall any public announcement that any such organization has under surveillance or review its rating of any debt securities of Hydro-Québec or the Guarantor (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) have occurred and (b) there shall not have come to such Agent's attention any facts that would cause such Agent to believe that the Prospectus, at the time it was required to be delivered to a purchaser of the Notes, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at such time, not misleading.

        If any condition specified in this Section 5 shall not have been fulfilled, this Agreement may be terminated by the Agents, and any Terms Agreement may be terminated by the relevant Agent, by notice to Hydro-Québec and the Guarantor at any time at or prior to the Closing Time or applicable Settlement Date, and such termination shall be without liability of any party to any other party, except that the covenants set forth in Section 3(c) hereof, the provisions of Section 4 hereof, the indemnity and contribution agreement set forth in Sections 7 and 8 hereof, and the provisions of Sections 10 and 13 hereof shall remain in effect.

SECTION 6.    Additional Covenants of Hydro-Québec and the Guarantor.

        Each of Hydro-Québec and the Guarantor for its own part covenants and agrees that:

          (a)   Each acceptance by Hydro-Québec of an offer for the purchase of Notes, and each sale of Notes to an Agent pursuant to a Terms Agreement, shall be deemed to be an affirmation that the representations and warranties of Hydro-Québec and the Guarantor contained in this Agreement and in any certificate theretofore delivered to the Agents pursuant hereto are true and correct at the time of such acceptance or sale, as the case may be, and an undertaking that such representations and warranties will be true and correct at the time of delivery to the purchaser or his agent, or to an Agent, of the Notes relating to such acceptance or sale, as the case may be, as though made at and as of each such time (and it is understood that such representations and warranties shall relate to the Registration Statement and the Prospectus as amended and supplemented to each such time).

          (b)   Each time that the Registration Statement or the Prospectus shall be amended or supplemented (other than by an amendment or supplement (i) providing solely for a change in the interest rates of the Notes, a change in the aggregate initial offering price of Notes remaining to be sold or similar changes, or (ii) setting forth only financial statements or other financial information as of and for a fiscal year or quarter) or, if so indicated in the applicable Terms Agreement, at the time Hydro-Québec delivers Notes to an Agent pursuant to a Terms Agreement, Hydro-Québec and the Guarantor shall furnish or cause to be furnished forthwith to the Agents or such Agent, as the case may be, certificates in form satisfactory to the Agents or such Agent, as the case may be, to the effect that the statements contained in the certificates referred to in Sections 5(b) and 5(c) hereof which were last furnished to such Agent are true and correct at the time of such amendment or supplement or filing or sale, as the case may be, as though made at and as of such time (except that such statements shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such time) or, in lieu of such certificates, certificates of the same tenor as the certificates referred to in said Sections 5(b) and 5(c), modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such certificates;

          (c)   Each time that the Registration Statement or the Prospectus shall be amended or supplemented (other than by an amendment or supplement (i) providing solely for a change in the interest rates of the Notes, a change in the aggregate initial offering price of Notes remaining to be sold or similar changes or (ii) setting forth only financial statements or other financial information as of and for a fiscal quarter) or, if so indicated in the applicable Terms Agreement, at the time Hydro-Québec sells Notes to an Agent pursuant to a Terms Agreement, Hydro-Québec shall furnish or cause to be furnished forthwith to the Agents or such Agent, as the case may be, and counsel for the Agents a written opinion of Bélanger Sauvé, counsel to Hydro-Québec and the Guarantor, or other counsel satisfactory to the Agents or such Agent, as the case may be, dated the date of delivery of such opinion, in substance satisfactory to the Agents or such Agent, of the same tenor as the opinion referred to in Section 5(a)(1) hereof but modified, as necessary, to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion or, in lieu of such opinion, counsel last furnishing such opinion to the Agents or such Agent, as the case may be, shall furnish a letter to the effect that the Agents or such Agent may rely on such last opinion to the same extent as though it was dated the date of such letter authorizing reliance (except that statements in such last opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such letter authorizing reliance);

          (d)   Each time that the Registration Statement or the Prospectus shall be amended or supplemented to include additional financial information or, if so indicated in the applicable Terms Agreement, at the time Hydro-Québec sells Notes to an Agent pursuant to a Terms Agreement, Hydro-Québec shall cause Samson Bélair/Deloitte & Touche s.e.n.c.r.l. and PricewaterhouseCoopers LLP or other regular external auditors of Hydro-Québec forthwith to furnish to the Agents or such Agent, as the case may be, a letter, dated the date of filing of such amendment, supplement or document with the SEC, or the date of such sale, as the case may be, in form satisfactory to the Agents or such Agent, as the case may be, or the same tenor as the portions of the letter referred to in clause (i) of Section 5(d) hereof but modified to relate to the Registration Statement and Prospectus, as amended and supplemented to the date of such letter, and of the same general tenor as the portions of the letter referred to in clauses (ii) and (iii) of said Section 5(d) with such changes as may be necessary to reflect changes in the financial statements and other information derived from the accounting records of Hydro-Québec; provided, however, that if the Registration Statement or the Prospectus is amended or supplemented solely to include financial information as of and for a fiscal quarter, such auditors of Hydro-Québec may limit the scope of such letter to the unaudited financial statements included in such amendment or supplement unless any other information included therein of an accounting, financial or statistical nature is of such a nature that, in the Agents' or such Agent's reasonable judgment, such letter should cover such other information; and provided further that no such letter shall be required from such auditors if the Registration Statement or Prospectus is amended or supplemented to incorporate information relating solely to the affairs or financial position of the Guarantor;

          (e)   Within nine months after the close of each fiscal year of Hydro-Québec and the Guarantor, each of Hydro-Québec and the Guarantor will file an Annual Report on Form 18-K (the "Annual Report") with the SEC;

          (f)    As soon as possible after the relevant information is made public, Hydro-Québec will file on Form 18-K/A an amendment to the Annual Report on Form 18-K of Hydro-Québec disclosing Hydro-Québec's quarterly consolidated financial statements and any other material information contained in Hydro-Québec's quarterly report;

          (g)   As soon as practicable after the occurrence of a material development in the affairs of Hydro-Québec or the Guarantor, Hydro-Québec or the Guarantor, as the case may be, will disclose such material development by filing on Form 18-K/A an amendment to its Annual Report on Form 18-K;

          (h)   Any obligation of a person who has agreed to purchase Notes to make payment for and take delivery of such Notes shall be subject to the satisfaction, on such Settlement Date, of the following conditions: (i) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are contemplated by the SEC; (ii) neither the Registration Statement nor the Prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; (iii) the condition set forth in clause (a) of the next-to-last paragraph of Section 5 hereof; and (iv) none of the events described in clauses (i) to (v) of the first paragraph of Section 11 hereof shall have occurred, it being understood that under no circumstance shall any Agent have any duty or obligation to exercise the judgment permitted under clauses (i) to (iii) of such Section 11; and

          (i)    Hydro-Québec and the Guarantor shall not be required to deliver or cause to be delivered the letters, certificates and opinions referred to in subsections (b), (c) and (d) of this Section 6 in any period during which (i) the Agents have suspended solicitation of purchases of the Notes in their capacity as agents pursuant to a request from Hydro-Québec or the Guarantor and (ii) no Agent holds any Notes purchased as principal pursuant hereto, until the time Hydro-Québec shall determine that solicitation of purchases of the Notes should be resumed or an Agent shall subsequently purchase notes from Hydro-Québec as principal. Upon such resumption of solicitations or purchases of notes, Hydro-Québec and the Guarantor shall, if not previously delivered, promptly deliver or cause to be delivered the latest of each of the letters, certificates and opinions referred to in subsections (b), (c) and (d) of this Section 6 which would have been required to have been delivered at the time of an amendment or supplement to the Registration Statement or Prospectus had the solicitations or purchases of notes not been suspended.

SECTION 7.    Indemnification.

          (a)   Hydro-Québec and the Guarantor agree to indemnify and hold harmless each Agent and each person, if any, who "controls" each Agent within the meaning of Section 15 of the Securities Act as follows:

            (1)   against any and all loss, liability, claim, damage and expense whatsoever arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless such untrue statement or omission or such alleged untrue statement or omission was made in reliance upon and in conformity with written information furnished to Hydro-Québec or the Guarantor by the Agents expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto);

            (2)   against any and all loss, liability, claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission (except as made in reliance upon and in conformity with information furnished by the Agents as aforesaid) if such settlement is effected with the written consent of Hydro-Québec and the Guarantor; and

            (3)   against any and all expense whatsoever (including the fees and disbursements of counsel chosen by the Agents), reasonably incurred in investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission (except as made in reliance upon and in conformity with information furnished by the Agents as aforesaid), to the extent that any such expense is not paid under (1) or (2) above.

          (b)   The Agents agree to indemnify and hold harmless Hydro-Québec and the Guarantor against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 7(a), but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to Hydro-Québec or the Guarantor by the Agents expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto).

          (c)   Each indemnified party shall give prompt notice to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder but failure to so notify an indemnifying party shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. An indemnifying party may, at its own expense, participate in and, to the extent that it may wish, jointly with any other indemnifying party, similarly notified, assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, without the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In no event shall the indemnifying parties be liable for the fees and expenses of more than one counsel, in addition to any local counsel, for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

SECTION 8.    Contribution.

        If recovery is not available under the indemnification provisions of Section 7 hereof for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the relative benefits received by each party from the offering of any Notes (taking into account the portion of the proceeds of the offering realized by each), the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. Hydro-Québec, the Guarantor and the Agents agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation (even if the Agents were treated as one entity for such purpose). Neither an Agent nor any person controlling such Agent shall be obligated to make contributions hereunder which in the aggregate exceed the total public offering price of any Notes purchased by or through that Agent under this Agreement and any Terms Agreement, less the aggregate amount of any damages which such Agent and its controlling persons have otherwise been required to pay in respect of the same claim or any substantially similar claim. Each Agent's obligation to contribute shall be an "obligation conjointe" as defined in the Civil Code of Québec (meaning that each Agent may only be compelled to perform its separate obligation and only up to the amount set forth in the preceding sentence).

SECTION 9.    Status of the Agents.

        In soliciting purchases of the Notes from Hydro-Québec, the Agents are acting solely as agents for Hydro-Québec and not as principal. The Agents will make reasonable efforts to assist Hydro-Québec in obtaining performance by each purchaser whose offer to purchase Notes from Hydro-Québec has been solicited by the Agents and accepted by Hydro-Québec but the Agents shall not have any liability to Hydro-Québec in the event any such purchase is not consummated for any reason.

SECTION 10.    Representations, Warranties and Agreements to Survive Delivery.

        All representations, warranties and agreements contained in this Agreement or any Terms Agreement, or contained in certificates of authorized officials of Hydro-Québec or officials of the Guarantor submitted pursuant hereto, shall remain in full force and effect, regardless of any investigation made by or on behalf of the Agents or any controlling person of the Agents, or by or on behalf of Hydro-Québec or the Guarantor, and shall survive each delivery of and payment for any of the Notes.

SECTION 11.    Termination.

        This Agreement may be terminated for any reason, at any time by Hydro-Québec as to any Agent or, in the case of any Agent, by such Agent insofar as this Agreement relates to such Agent, upon the giving of 30 days' written notice of such termination to the other party hereto. An Agent party to a Terms Agreement may also terminate such Terms Agreement, immediately upon notice to Hydro-Québec and the Guarantor, at any time prior to the Settlement Date relating thereto (i) if there has been, since the respective dates as of which information is given in the Registration Statement, any material adverse change, or any development involving a prospective material adverse change, in or affecting particularly the business or properties of Hydro-Québec and its subsidiaries, when considered as a whole, such as to make it, in such Agent's judgment, impractical or inadvisable to market the Notes or enforce contracts for the sale of the Notes, or (ii) if there has been, since the respective dates as of which information is given in the Registration Statement, any material adverse change, or any development involving a prospective material adverse change, in the financial condition of the Guarantor such as to make it, in such Agent's judgment, impractical or inadvisable to market the Notes or enforce contracts for the sale of the Notes, or (iii) if there has occurred any outbreak or escalation of major hostilities in which the United States or Canada is involved, any declaration of war by the United States Congress or the Government of Canada or any other substantial national or international calamity or emergency if the effect of any such outbreak, escalation, declaration, calamity or emergency is such as to make it, in such Agent's judgment, impractical or inadvisable to market the Notes or enforce contracts for the sale of the Notes, or (iv) if trading generally on either the American Stock Exchange or the New York Stock Exchange has been suspended, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required, by either of said exchanges or by order of the SEC or any other governmental authority, or if trading of any securities of Hydro-Québec or of the Guarantor on any exchange or in the over-the-counter market has been suspended, or (v) if a banking moratorium has been declared by either Federal or New York or Canadian authorities.

        In the event of any such termination, neither party will have any liability to the other party hereto, except that (a) the Agents shall be entitled to any commissions earned in accordance with the fourth paragraph of Section 2(a) hereof, (b) if at the time of termination (i) the Agents shall own any of the Notes with the intention of reselling them or (ii) an offer to purchase any of the Notes has been accepted by Hydro-Québec but the time of delivery to the purchaser or his agent of the Notes relating thereto has not occurred, the covenants set forth in Sections 3 and 6 hereof shall remain in effect until such Notes are so resold or delivered, as the case may be, and (c) the covenant set forth in Section 3(c) hereof, the provisions of Section 4 hereof, the indemnity agreement set forth in Section 7 hereof, the contribution agreement set forth in Section 8 hereof, and the provisions of Sections 10 and 13 hereof shall remain in effect.

SECTION 12.    Notices.

        All communications hereunder shall be effective only on receipt, and shall be delivered or sent by registered mail or facsimile transmission (but in the case of communication by facsimile transmission with subsequent confirmation by telephone) as follows:

  (a)
  to the Agents:

    Merrill Lynch, Pierce, Fenner & Smith Incorporated
    4 World Financial Center
    New York, New York 10080
    Tel.: (212) 449-6500
    Fax: (212) 738-2309
    Attention: Corporate Syndicate Department

    Credit Suisse First Boston LLC
    11 Madison Avenue
    New York, New York 10010
    Tel.: (212) 325-7198
    Fax: (212) 743-5825
    Attention: Short and Medium Term Finance

    CIBC World Markets Corp.
    425 Lexington Avenue, 5th Floor
    New York, New York 10017
    Tel.: (212) 455-6416
    Fax: (212) 855-4977
    Attention: Debt Capital Markets

    Citigroup Global Markets Inc.
    390 Greenwich Street
    New York, New York 10013
    Tel.: (212) 816-5831
    Fax: (212) 816-0776
    Attention: Office of the General Counsel

    J.P. Morgan Securities Inc.
    270 Park Avenue, 7th Floor
    New York, New York 10017
    Tel.: (212) 834-5640
    Fax: (212) 834-6702
    Attention: Transaction Executive Group

    Putnam Lovell NBF Securities Inc.
    125 West 55th Street, 22nd Floor
    New York, New York 10019
    Tel.: (212) 632-8625
    Fax: (212) 632-8618
    Attention: Fixed Income Group

    RBC Capital Markets Corporation
    One Liberty Plaza, 2nd Floor
    165 Broadway
    New York, New York 10006-1404
    Tel.: (212) 858-7167
    Fax: (212) 428-3018
    Attention: RBC Debt Capital Markets

    Scotia Capital (USA) Inc.
    One Liberty Plaza, 25th Floor
    165 Broadway
    New York, New York 10006
    Tel.: (212) 225-5522
    Fax: (212) 225-6566
    Attention: Legal and Compliance Department

  (b)
  to Hydro-Québec:

    Hydro-Québec
    75 René-Lévesque Boulevard West, Sixth Floor
    Montréal, Québec
    Canada H2Z 1A4
    Tel.: (514) 289-4284
    Fax: (514) 289-5409
    Attention: Corporate Treasurer
    with copy to the Guarantor

  (c)
  to the Guarantor:

    Ministère des Finances
    Direction de la documentation financière et
    du Fonds de financement
    12 rue Saint-Louis
    Québec, Québec
    Canada G1R 5L3
    Tel.: (418) 643-8141
    Fax: (418) 643-4700
    Attention: Le directeur

SECTION 13.    Parties.

        This Agreement, and any Terms Agreement, shall inure to the benefit of and be binding upon the Agents, and the Agent party to such Terms Agreement, Hydro-Québec and the Guarantor and their respective successors and, to the extent provided in Section 6(f), any person who has agreed to purchase Notes from Hydro-Québec. Nothing expressed or mentioned in this Agreement or any Terms Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors and the controlling persons referred to in Sections 7 and 8 and their heirs and legal representatives and, to the extent provided in Section 6(f), any person who has agreed to purchase Notes from Hydro-Québec, any legal or equitable right, remedy or claim under or in respect of this Agreement or any Terms Agreement or any provision herein or therein contained. This Agreement and any Terms Agreement and all conditions and provisions hereof and thereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective successors and said controlling persons and officers and directors and their heirs and legal representatives and, to the extent provided in Section 6(f), any person who has agreed to purchase Notes from Hydro-Québec, and for the benefit of no other person, firm or corporation.

SECTION 14.    Governing Law.

        This Agreement and the Terms Agreement shall be governed by and construed in accordance with the laws of Québec and the laws of Canada applicable therein.

        Nothing herein contained shall affect the right to serve process on Hydro-Québec or the Guarantor in any manner permitted by law. Hydro-Québec and the Guarantor hereby irrevocably consent to the fullest extent permitted by law to the giving of any relief including, without limitation, the making, enforcement or execution against any property of any order or judgment made or given in connection with any proceedings arising out of or in connection with this Agreement.

SECTION 15.    Jurisdiction of Courts.

        Hydro-Québec and the Guarantor hereby appoint the person from time to time who holds the position of Delegate General of Québec in New York, One Rockefeller Plaza, 26th floor, New York, New York, 10020-2102, as their authorized agent (the "Authorized Agent") upon whom process may be served in any action by any Agent, or by any person controlling such Agent, and based upon this Agreement which may be instituted in any State or Federal court in The City of New York, and expressly accepts the non-exclusive jurisdiction of any such court in respect of such action. Hydro-Québec and the Guarantor hereby irrevocably waive any immunity to service of process in respect of any such action to which the Authorized Agent might otherwise be entitled. Such appointment shall be irrevocable as long as any of the Notes remain outstanding, except that, if for any reason the Authorized Agent ceases to be able to act as agent or no longer has an address in The City of New York, Hydro-Québec and the Guarantor will appoint another person or persons in The City of New York, selected in their discretion, as Authorized Agent(s). Hydro-Québec and the Guarantor will take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment or appointments in full force and effect as aforesaid. Service of process upon the Authorized Agent together with written notice of such service mailed or delivered to Hydro-Québec and to the Guarantor at their respective addresses set forth in Section 12, shall be deemed in every respect effective service of process upon Hydro-Québec and the Guarantor. Notwithstanding the foregoing, any action by an Agent, or by any person controlling such Agent, and based upon this Agreement may be instituted in any competent court in Québec. Each of Hydro-Québec and the Guarantor hereby waives, to the fullest extent permitted by applicable law, any immunity to jurisdiction to which it might otherwise be entitled in any action based on this Agreement which may be instituted as provided in this Section in any State or Federal court in The City of New York or in any competent court in Québec.

SECTION 16.    Currency.

        All dollar figures set forth in this Agreement or to be set forth in any Terms Agreement are or will be in United States dollars, unless otherwise indicated.

SECTION 17.    Counterparts.

        This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

        If the foregoing is in accordance with your understanding of our agreement, please sign and return to Hydro-Québec a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement among each of you, Hydro-Québec and the Guarantor in accordance with its terms.

Very truly yours,

HYDRO-QUÉBEC
By:	/s/ MICHEL ROBITAILLE Name: Michel Robitaille Title: Delegate General of Québec in New York
QUÉBEC
By:	/s/ MICHEL ROBITAILLE Name: Michel Robitaille Title: Delegate General of Québec in New York

CONFIRMED AND ACCEPTED in The City of New York, as of June 2, 2004.
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ NANCY KENNAN Name: Nancy Kennan Title: Authorized Signatory
CREDIT SUISSE FIRST BOSTON LLC
By:	/s/ HELENA M. WILNER Name: Helena M. Wilner Title: Director
CIBC WORLD MARKETS CORP.
By:	/s/ JAMES OTTON Name: James Otton Title: Managing Director
CITIGROUP GLOBAL MARKETS INC.
By:	/s/ JIGME D. SHINGSAR Name: Jigme D. Shingsar Title: Director
J.P. MORGAN SECURITIES INC.
By:	/s/ CARL J. MEHLDAU Name: Carl J. Mehldau Title: Vice President

PUTNAM LOVELL NBF SECURITIES INC.
By:	/s/ KENNETH A. PATERSON Name: Kenneth A. Paterson Title: Executive Director
RBC CAPITAL MARKETS CORPORATION
By:	/s/ SIMON LING Name: Simon Ling Title: Managing Director
SCOTIA CAPITAL (USA) INC.
By:	/s/ GREG WAYNASKI Name: Greg Waynaski Title: Managing Director

Annex A

Term	Maximum Commission Rates
From nine months or more but less than one year	0.125%
One year but less than eighteen months	0.150%
Eighteen months but less than two years	0.200%
Two years but less than three years	0.250%
Three years but less than four years	0.350%
Four years but less than five years	0.450%
Five years but less than fifteen years	0.500%
Fifteen years but less than twenty years	0.600%
Twenty years to thirty years (inclusive)*	0.650%
*
The commission rate applicable to the sale of Notes that mature more than thirty years from their date of issue will be determined by the relevant Agent and Hydro-Québec at the time of such sale and disclosed in the applicable Pricing Supplement.

A-1

Annex B

HYDRO-QUÉBEC

Medium-Term Notes

Guaranteed unconditionally as to
principal, premium and interest by

QUÉBEC

TERMS AGREEMENT

Hydro-Québec
75 René-Lévesque Boulevard West, Sixth Floor
Montréal, Québec
Canada H2Z 1A4

Re: Distribution Agreement dated June 2, 2004

        The undersigned agrees to purchase Notes pursuant to the Distribution Agreement, dated June 2, 2004 among Hydro-Québec, Québec, and the Agents (as defined therein) (the "Distribution Agreement") the terms of which Notes are set forth in the Pricing Supplement filed with the SEC on [    ] and attached hereto as Appendix A. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Distribution Agreement.

        The undersigned will pay or cause to be paid to Hydro-Québec the aggregate principal amount of the Notes calculated at the Issue Price (as specified in the Pricing Supplement) less a commission of [    ]. The Settlement Date shall be [    ].

        [The certificates referred to in Section 6(b) of the Distribution Agreement, the opinion[s] referred to in [Section 5(a)(2)] [and Section 5(a)(3)] [and] [Section 6(c)] of the Distribution Agreement shall be delivered to us on (and dated as of) [Settlement Date].]

        [The exceptions to Section 3(g) of the Distribution Agreement are as follows: [    ].]

[NAME OF AGENT]
By:
Name: Title:
Accepted:
HYDRO-QUÉBEC

By:

Name: Title:

B-2

Appendix A

        [Insert Pricing Supplement]

QuickLinks

Exhibit 1.2
Annex B